Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

IGC Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(2)
Equity	Common Stock, par value $0.01	Rule 457(c) and (h)	10,000,000	$0.36	$3,600,000	0.0001476
Total Offering Amounts					$3,600,000		$531.36
Total Fee Offsets							$0.00
Net Fee Due							$531.36

(1)

This Registration Statement registers (i) the issuance of 4,000,000 shares of common stock $0.0001 par value (the “Common Stock”) of IGC Pharma, Inc. (the “Registrant”) issuable pursuant to the 2018 Omnibus Incentive Plan of the Registrant (the “2018 Plan”) and (ii) 6,000,000 shares of Common Stock of the Registrant approved by the Registrant’s stockholders on September 9, 2022 and August 18, 2023, to be issued, from time to time and at the Company’s Board of Directors’ discretion, to current and new directors, officers, employees, and advisor. The number of shares available for issuance under the 2018 Plan, provides that the total number of shares subject to the 2018 Plan may be increased as of April 1 of each year by a number of shares equal to 15% of the outstanding shares of the Company on such date less 28,272,667.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 promulgated under the Securities Act.
(3)

The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock ($0.36) as reported on the NYSE American on September 27, 2023, which is within five business days of October 3, 2023.